Exhibit 10.2

February 23, 2023
Re: Updated Employment Letter

Dear Christie:
It is my pleasure to provide documentation of your revised offer terms with AdaptHealth Corp. Any terms not addressed below will remain the same as those set out in your previous offer of employment: The key terms are as follows:

1.Position. You are being promoted to the position of Chief Accounting Officer with an effective date of March 4, 2023. As an employee of AdaptHealth, Corp., you will be expected to perform your duties and responsibilities in an ethical, professional, and diligent manner. You will also be expected to comply with all applicable laws and the Company’s policies and procedures, which may be amended from time to time. You will serve as a full-time employee of the Company.

2.Compensation: Effective March 4, 2023
a.Base Wages: You will be compensated at an annual salary of $350,000. This will be paid in accordance with the Company's applicable payroll practices and will be subject to applicable taxes and withholdings.
b.Performances Bonuses: At the sole discretion of the company, you will be eligible to participate in AdaptHealth’s management incentive bonus program. Your annual bonus target will be 50% of your base salary. Annual bonuses are based on company related fiscal goals and individual performance as outlined by your manager and are discretionary based on these factors. You must be actively employed at the time of bonus payout, which is typically during the first quarter of the calendar year. Annual bonuses will be paid in accordance with our payroll cycle and will be subject to applicable taxes and withholdings.
3.Annual Equity: You will receive a 2023 grant in accordance with other members of senior management that participate in the Company’s Long-Term Equity Incentive Plan (LTI). Subject to the approval of the Company’s Compensation Committee, your 2023 LTI grant of restricted shares (the “Restricted Stock Grant”) will be equal to (i) $350,000 divided by (ii) the volume-weighted average price of the Common Stock as reported by NASDAQ for the twenty (20) days immediately prior to the Grant Date (the “Grant Date VWAP”). You must be an active employee at the time of vesting to receive this reward.
At-Will Employment: The employment offer is not a contract of employment. Your employment with the Company is "at will," meaning, that either you or the Company can terminate your employment at any time and for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made to you are superseded by this offer. Although your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

Exhibit 10.2

We look forward to your continued long-term success with our organization. Upon review and acceptance, please sign and return this letter to me via DocuSign.
Sincerely,

/s/ Jennifer Spear
Jennifer Spear
Vice President, Human Resources

I have fully read and accept the terms set forth in this promotion letter.
/s/ Christine E. Archbold                        2/24/2023
Christine E. Archbold                            Date